Filed Pursuant to Rule 433
Registration No. 333-158385
August 13, 2009
FREE WRITING PROSPECTUS
(To Prospectus dated April 2, 2009,
Prospectus Supplement dated April 9, 2009,
and Product Supplement dated April 9, 2009)

Structured Investments	HSBC USA Inc. $ Callable Contingent Market Participation Notes Linked to the S&P 500® Index due May 25, 2010
General
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Terms used in this free writing prospectus are described or defined herein, in the accompanying product supplement, prospectus supplement and prospectus. The notes offered will have the terms described in the product supplement, prospectus supplement or prospectus. The notes are not principal protected, and you may lose up to 100.00% of your initial investment.

•	This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.
•	All references to “Enhanced Market Participation Notes” in the product supplement shall refer to these Callable Contingent Market Participation Notes.
•	This free writing prospectus relates to a single note offering. The purchaser of a note will acquire a security linked to the single reference asset described below.
•
Although the offering relates to a reference asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the reference asset or any component security included in the reference asset or as to the suitability of an investment in the related notes.

•	Senior unsecured obligations of HSBC USA Inc. maturing May 25, 2010.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	If the terms of the notes set forth below are inconsistent with those described in the accompanying product supplement, the terms set forth below will supersede.
Key Terms
Issuer:	HSBC USA Inc.
Issuer Rating:	AA- (S&P), A1 (Moody’s), AA (Fitch)*
Reference Asset:	The S&P 500® Index (“SPX”) (the “reference asset”)
Knock-Out Event:
A knock-out event occurs if, at any time during the observation period, the official closing level (as defined below) has decreased, as compared to the initial level, by more than the knock-out buffer amount.

Knock-Out Buffer Amount:	15.00%
Maximum Return:	10.00%
Contingent Minimum Return:	2.00%
Principal Amount:	$1,000 per note.
Trade Date:	August 13, 2009
Pricing Date:	August 13, 2009
Original Issue Date:	August 18, 2009
Final Valuation Date:	May 20, 2010, subject to adjustment as described in the accompanying product supplement.
Observation Period:	The period beginning on and excluding the pricing date and ending on and including the final valuation date.
Maturity Date:
3 business days after the final valuation date and is expected to be May 25, 2010.  The maturity date is subject to further adjustment as described under “Specific Terms of the Notes — Market Disruption Events” in the accompanying product supplement.

Payment at Maturity:
If the notes are not subject to an automatic early redemption and a knock-out event has occurred, you will receive a cash payment on the maturity date that will reflect the performance of the reference asset, subject to the maximum return. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as the lesser of:

(a) $1,000 + ($1,000 × Reference Return) and
(b) $1,000 + ($1,000 × maximum return).

If a knock-out event has occurred and the final level is less than the initial level, you will lose some or all of your investment. This means that if the reference return is -100.00%, you will lose your entire investment.

If the notes are not subject to an automatic early redemption and a knock-out event has not occurred, you will receive a cash payment on the maturity date that will reflect the performance of the reference asset, subject to both the contingent minimum return and the maximum return. If a knock-out event has not occurred, your payment at maturity per $1,000 principal amount note will equal the lesser of (1) $1,000 plus the product of (a) $1,000 multiplied by (b) the greater of (i) the reference return and (ii) the contingent minimum return; and (2) $1,000 plus the product of (a) $1,000 multiplied by (b) the maximum return.  For additional clarification, please see “What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?” herein.

Call Date:
The call date, if any, will be either the first business day of any calendar week or the final valuation date where the official closing level for such date is greater than the call level, provided that such day occurs on or after August 24, 2009 and on or before the final valuation date.

Automatic Early Redemption:	The issuer will redeem the notes in whole but not in part on the applicable call payment date at an amount equal to 110.00% of the principal amount.
Call Level:	110% of the Initial Level.
Call Payment Date:	3 business days following the call date.
Reference Return:	The quotient, expressed as a percentage, of (i) the final level minus the initial level divided by (ii) the initial level, expressed as a formula:
Final Level – Initial Level Initial Level

Initial Level:	The average of two or more intra-day trading levels of the reference asset on the pricing date as determined and selected by the calculation agent in its sole discretion.
Final Level:	The official closing level of the reference asset on the final valuation date, as determined by the calculation agent.
Official Closing Level:	The closing level of the reference asset on any scheduled trading day as determined by the calculation agent and displayed on Bloomberg Professional® service page “SPX <Index>”.
CUSIP/ISIN:	4042K0YS8 /
Form of Notes:	Book-Entry
Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.
* HSBC USA Inc. is rated A1 by Moody’s Investor Service, Inc., AA- by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and AA by Fitch Ratings.  A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The notes themselves have not been independently rated. Each rating should be evaluated independently of any other rating.
Investment in the notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 3 of this document and “Risk Factors” on page PS-4 of the product supplement and page S-3 of the prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this free writing prospectus, or the accompanying product supplement, prospectus supplement and prospectus, is truthful or complete.  Any representation to the contrary is a criminal offense.
The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.  We may use this free writing prospectus in the initial sale of notes.  In addition, HSBC Securities (USA) Inc. or another of our affiliates or agents may use this free writing prospectus in market-making transactions in any notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, this free writing prospectus is being used in a market-making transaction.
We have appointed J.P. Morgan Securities Inc. as placement agent for the sale of the notes.  J.P. Morgan Securities Inc. will offer the notes to investors directly or through other registered broker-dealers.
	Price to Public(1)	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000	$7.50	$992.50
Total	$	$	$
(1) Certain fiduciary accounts will pay a purchase price of $992.50 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.

JPMorgan
Placement Agent
August 13, 2009

Additional Terms Specific to the Notes

This free writing prospectus relates to a single note offering linked to the reference asset identified on the cover page. The purchaser of a note will acquire a security linked to the reference asset.  We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the note offering relates only to a single reference asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the reference asset or any securities comprising the reference asset or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009 and the product supplement dated April 9, 2009. If the terms of the notes offered hereby are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.  You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 3 of this free writing prospectus and “Risk Factors” on page PS-4 of the product supplement and page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. All references to “Enhanced Market Participation Notes” in the product supplement shall refer to these Knock-Out Buffer Notes.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.  As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC USA Inc. has filed a registration statement (including a prospectus, a prospectus supplement and a product supplement) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus, prospectus supplement and product supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and product supplement if you request them by calling toll-free 1 888 800 4722.

You may also obtain:

•	the product supplement at http://www.sec.gov/Archives/edgar/data/83246/000114420409019791/v145840_424b2.htm

•	the prospectus supplement at http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

•	the prospectus at http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

We are using this free writing prospectus to solicit from you an offer to purchase the notes.  You may revoke your offer to purchase the notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any material changes to the terms of the notes, we will notify you.

Supplemental Information Relating to the Terms of the Notes

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, the notes will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture will have substantially the same terms as the indenture described in the accompanying prospectus supplement and product supplement.  HSBC Bank USA, N.A. will act as paying agent with respect to the Notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Selected Purchase Considerations

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APPRECIATION POTENTIAL — The notes provide the opportunity to participate in the appreciation of the reference asset at maturity, subject to the maximum return. If the notes are not subject to an automatic early redemption and a knock-out event has not occurred, in addition to the principal amount, you will receive at maturity at least the contingent minimum return of 2.00% on the notes, or a minimum payment at maturity of  $1,020.00 for every $1,000 principal amount note. Even if a knock-out event has occurred, if the notes are not subject to an automatic early redemption and the final level is greater than the initial level, in addition to the principal amount, you will receive at maturity a return on the notes equal to the reference return, up to the maximum return on the notes of 10.00%. Because the notes are our senior unsecured obligations, payment of any amount at maturity or upon automatic early redemption is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS —If the official closing level at any time during the observation period declines from the initial level by more than the knock-out buffer amount of 15.00%, you will lose 1.00% of the principal amount for every 1.00% decline of the level of the reference asset during the observation period.  If a knock-out event has occurred and the reference return is -100.00%, you will lose your entire investment.

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DIVERSIFICATION OF THE S&P 500® INDEX — The return on the notes is linked to the S&P 500® Index. The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the reference asset, see the information set forth under “Description of the Reference Asset” herein.

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TAX TREATMENT — There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain, as to both the timing and character of any inclusion in income in respect of the notes.  Under one approach, the notes should be treated as executory contracts with respect to the reference asset.  We intend to treat the notes consistent with this approach.  Pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes. Notwithstanding any disclosure in the accompanying product supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin llp. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Sidley Austin llp, it is reasonable to treat the notes as executory contracts with respect to the reference asset.  Pursuant to this approach, we do not intend to report any income or gain with respect to the notes prior to their maturity or an earlier redemption, sale or exchange and we intend to treat any gain or loss upon maturity or an earlier redemption, sale or exchange as short-term capital gain or loss for U.S. federal income tax purposes.  For a further discussion of U.S. federal income tax consequences related to the notes, see the section “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the reference asset or any of the component securities of the reference asset. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and prospectus supplement.

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SUITABILITY OF NOTES FOR INVESTMENT – A person should reach a decision to invest in the notes after carefully considering, with his or her advisors, the suitability of the notes in light of his or her investment objectives and the information set out in this free writing prospectus.  Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the notes for investment.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the reference asset and will depend on whether the notes are subject to an automatic early redemption, whether a knock-out event has occurred and whether, and the extent to which, the reference return is positive or negative. If the official closing level has declined, as compared to the initial level, by more than the knock-out buffer amount of 15.00% at any time during the observation period, a knock-out event has occurred, and the protection provided by the knock-out buffer amount will terminate. IF A KNOCK-OUT EVENT OCCURS, YOU MAY LOSE UP TO 100.00% OF YOUR INVESTMENT.

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CREDIT RISK OF HSBC USA INC. — The notes are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any principal protection at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the notes.

•	MAXIMUM RETURN — You will not participate in any increase in the level of the index beyond the maximum return of 10.00%. YOU WILL NOT RECEIVE A RETURN ON THE NOTES GREATER THAN THE MAXIMUM RETURN.

•
YOUR INVESTMENT IS SUBJECT TO A REINVESTMENT RISK — If the notes are subject to an automatic early redemption, the holding period over which you would receive the amount payable upon automatic early redemption may be less than the full term of the notes.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk following an automatic early redemption.

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YOUR PROTECTION MAY TERMINATE AT ANY TIME DURING THE TERM OF THE NOTES — If the official closing level at any time during the observation period declines from the initial level by more than the knock-out buffer amount of 15.00%, you will at maturity be fully exposed to any decline in the level of the reference asset. We refer to this feature as a contingent buffer. Under these circumstances, if the final level is less than the initial level, you will lose 1.00% of the principal amount of your investment for every 1.00% decrease in the final level as compared to the initial level. You will be subject to this potential loss of principal even if the level of reference asset subsequently increases such that the official closing level is less than the initial level by not more than the knock-out buffer amount of 15.00%, or is equal to or greater than the initial level. As a result, you may lose some or all of your investment.

Your return on the notes may not reflect the return you would receive on a conventional fixed or floating rate debt instrument with a comparable term to maturity issued by HSBC or any other issuer with a similar credit rating.

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YOUR ABILITY TO RECEIVE THE CONTINGENT MINIMUM RETURN MAY TERMINATE AT ANY TIME DURING THE TERM OF THE NOTES — If the official closing level at any time during the observation period declines from the initial level by more than the knock-out buffer amount of 15.00%, you will not be entitled to receive the protection provided by the contingent minimum return on the notes. Under these circumstances, you may lose some or all of your investment at maturity and will be fully exposed to any decline in the level of the reference asset.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this free writing prospectus is based on the full principal amount of your notes, the original issue price of the notes includes the placement agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale of notes by you  prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

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NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the reference asset would have.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. intends to offer to purchase the notes in the secondary market but is not required to do so and may cease making such offers at any time. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. The calculation agent must make certain determinations and judgments, which include determining the initial level and final level and determining whether the notes are subject to an automatic early redemption, the payment at maturity, if any, based on the observed final level as well as whether to postpone the determination of the final level and the maturity date if a market disruption event occurs and is continuing on the final valuation date.  The initial level will be the average of one or more intra-day levels, the number of which and the selection of which will be determined by the calculation agent in its sole discretion.  In determining the intra-days levels to use for calculating the initial level, the calculation agent has discretion to choose intra-day levels that may be higher or lower than other intra-day levels, which may have a material adverse impact on your notes.  We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the level of the reference asset and the value of the notes.

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THE NOTES ARE NOT INSURED BY ANY GOVERNMENTAL AGENCY OF THE UNITED STATES OR ANY OTHER JURISDICTION — The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the notes is subject to the credit risk of the Issuer, and in the event that the Issuer is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the notes or at the call payment date, if applicable. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the reference asset on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	that the notes are subject to an automatic early redemption;

•	the expected volatility of the reference asset;

•	the time to maturity of the notes;

•	whether a knock-out event has occurred;

•	the dividend rate on the equity securities underlying the reference asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table and graph assume the notes are not subject to an automatic early redemption and illustrate the hypothetical total return at maturity on the notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume an initial level of 1,000.00 and reflect the knock-out buffer amount of 15.00%, the contingent minimum return on the notes of 2.00% and the maximum return of 10.00%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Level	Reference Return	Total Return
		Knock-Out Event Has Not Occurred(1)	Knock-Out Event Has Occurred(2)
1,800.00	80.00%	10.00%	10.00%
1,700.00	70.00%	10.00%	10.00%
1,600.00	60.00%	10.00%	10.00%
1,500.00	50.00%	10.00%	10.00%
1,400.00	40.00%	10.00%	10.00%
1,300.00	30.00%	10.00%	10.00%
1,200.00	20.00%	10.00%	10.00%
1,150.00	15.00%	10.00%	10.00%
1,100.00	10.00%	10.00%	10.00%
1,050.00	5.00%	5.00%	5.00%
1,020.00	2.00%	2.00%	2.00%
1,010.00	1.00%	2.00%	1.00%
1000.00	0.00%	2.00%	0.00%
950.00	-5.00%	2.00%	-5.00%
900.00	-10.00%	2.00%	-10.00%
850.00	-15.00%	2.00%	-15.00%
800.00	-20.00%	N/A	-20.00%
700.00	-30.00%	N/A	-30.00%
600.00	-40.00%	N/A	-40.00%
500.00	-50.00%	N/A	-50.00%
400.00	-60.00%	N/A	-60.00%
300.00	-70.00%	N/A	-70.00%
200.00	-80.00%	N/A	-80.00%
100.00	-90.00%	N/A	-90.00%
0.00	-100.00%	N/A	-100.00%

(1)	The official closing level has not declined, as compared to the initial level, by more than 15.00% at any time during the observation period.

(2)	The official closing level has declined, as compared to the initial level, by more than 15.00% at any time during the observation period.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated. The following examples illustrate how the amount payable at maturity or payment upon automatic early redemption would be calculated with respect to a hypothetical $1,000 investment in the notes.

Example 1: The notes are not redeemed, a knock-out event has not occurred and the level of the reference asset increases from the initial level of 1,000.00 to a final level of 1,010.00. Because a knock-out event has not occurred and the reference return of 1.00% is less than the contingent minimum return of 2.00%, the investor benefits from the contingent minimum return and receives a payment at maturity of $1,020 per $1,000 principal amount note.

Example 2: The notes are not redeemed, a knock-out event has not occurred, and the level of the reference asset decreases from the initial level of 1,000.00 to a final level of 850.00. Because a knock-out event has not occurred and the reference return of -15.00% is less than the contingent minimum return of 2.00%, the investor benefits from the contingent minimum return and receives a payment at maturity of $1,020 per $1,000 principal amount note.

Example 3: The notes are not redeemed, a knock-out event has not occurred, and the level of the reference asset increases from the initial level of 1,000.00 to a final level of 1,100.00. Because a knock-out event has not occurred the reference return of 10.00% is greater than the contingent minimum return of 2.00%, the investor receives a payment at maturity of $1,100 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 10.00%) = $1,100.00

Example 4: The notes are not redeemed, a knock-out event has not occurred, and the level of the reference asset increases from the initial level of 1,000.00 to a final level of 1,150.00. Because a knock-out event has not occurred and the reference return of 15.00% is greater than maximum return of 10.00%, the investor is limited by the maximum return and receives a payment at maturity of $1,100 per $1000 principal amount note, the maximum payment at maturity, calculated as follows:

$1,000 + ($1,000 × 10.00%) = $1,100.00

Example 5: The notes are not redeemed, a knock-out event has occurred, and the level of the reference asset decreases from the initial level of 1,000.00 to a final level of 900.00. Because a knock-out event has occurred, and the reference return is -10.00%, the investor is exposed to the performance of the reference asset and receives a payment at maturity of $900 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -10.00%) = $900.00

Example 6: The notes are not redeemed, a knock-out event has occurred, and the level of the reference asset increases from the initial level of 1,000.00 to a final level of 1,050.00. Because a knock-out event has occurred and the reference return of 5.00%, the investor receives a payment at maturity of $1,050.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5.00%) = $1,050.00

Example 7: The notes are not redeemed prior to maturity, a knock-out event has occurred, and the level of the reference asset increases from the initial level of 1,000.00 to a final level of 1,150.00. Because a knock-out event has occurred and the reference return of 15.00% is greater than the maximum return of 10.00%, the investor is limited by the maximum return and receives a payment at maturity of $1,100 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 10.00%) = $1,100.00

Example 8: The notes are redeemed prior to or at maturity.  There is a date, from and including August 24, 2009 to the final valuation date, that is either the first business day of a calendar week or the final valuation date and the official closing level on such date is greater than 1,100.00 (110% of the hypothetical initial level).  Such date is the call date and the notes are subject to an automatic early redemption.  On the call payment date, which will be 3 business days following the call date and which may be on or before the maturity date, you will receive an amount equal to 110% of your principal amount invested, or $1,100 per $1,000 principal amount note.

Description of the Reference Asset

General

This free writing prospectus is not an offer to sell and it is not an offer to buy interests in any reference asset or any of the securities comprising any reference asset or any underlying index.  All disclosures contained in this free writing prospectus regarding a reference asset, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about any reference asset or any constituent included in any reference asset contained in this free writing prospectus.  You should make your own investigation into each reference asset.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

The S&P 500® Index

We have derived all information relating to the reference asset, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”).  S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the reference asset at any time.

S&P publishes the reference asset.

The reference asset is a capitalization weighted index and is intended to provide an indication of the pattern of common stock price movement.  The calculation of the level of the reference asset, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  As of July 31, 2009, 411 companies, or 80.7% of the market capitalization of the reference asset, traded on the New York Stock Exchange (the “NYSE”) and 89 companies, or 19.3% of the market capitalization of the reference asset, traded on The Nasdaq Stock Market.  S&P chooses companies for inclusion in the reference asset with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the NYSE, which S&P uses as an assumed model for the composition of the total market.

Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.  Ten main groups of companies comprise the reference asset with the number of companies included in each group, as of July 31, 2009, indicated in parenthesis: Industrials (58), Utilities (35), Telecommunication Services (9), Materials (28), Information Technology (76), Energy (40), Consumer Staples (41), Consumer Discretionary (81), Health Care (53) and Financials (79).  Changes in the reference asset are reported daily in the financial pages of many major newspapers, on Bloomberg Professional® service under the symbol “SPX” and on S&P website.  Information contained in the S&P website is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.  The reference asset does not reflect the payment of dividends on the stocks included in the reference asset.

Computation of the Reference Asset

S&P currently computes the reference asset as of a particular time as follows:

(i)	the product of the market price per share and the number of then outstanding shares of each component stock as determined as of that time (referred to as the “market value” of that stock);

(ii)	the market values of all component stocks as of that time are aggregated;

(iii)	the average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

(iv)	the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “base value”);

(v)	the current aggregate market value of all component stocks is divided by the base value; and

(vi)	the resulting quotient, expressed in decimals, is multiplied by ten.

While S&P currently employs the above methodology to calculate the reference asset, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the performance of the reference asset.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations.

These changes may result from causes such as:

•	the issuance of stock dividends,
•	the granting to shareholders of rights to purchase additional shares of stock,
•	the purchase of shares by employees pursuant to employee benefit plans,
•	consolidations and acquisitions,
•	the granting to shareholders of rights to purchase other securities of the company,
•	the substitution by S&P of particular component stocks in the reference asset, and
•	other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value  X  New Market Value  = New Base Value
Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the reference asset.

In addition, S&P standard practice is to remove all closely held shares and shares held between corporations who are both in the calculations of the reference asset and a reference asset component’s market value.

License Agreement with Standard & Poor’s (“S&P”):

We have entered into a nonexclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by S&P’s in connection with some products, including the securities.

The notes are not sponsored, endorsed, sold or promoted by S&P, a division of The McGraw-Hill Companies, Inc. S&P makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in financial products generally or in the notes particularly or the ability of the S&P 500® to track general stock market performance.  S&P’s only relationship to HSBC USA Inc. (other than transactions entered into in the ordinary course of business) is the licensing of certain service marks and trade names of S&P and of the S&P 500® which is determined, composed and calculated by S&P  without regard to HSBC or the notes.  S&P has no obligation to take the needs of HSBC or the holders of the notes into consideration in determining, composing or calculating the S&P 500®.  S&P is not responsible for and has not participated in the determination of the timing of the sale of the notes, prices at which the notes are to initially be sold, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

Historical Performance of Reference Asset

The following graph sets forth the historical performance of the reference asset based on the weekly historical closing levels from January 2, 2004 through August 12, 2009.  The closing level for the reference asset on August 12, 2009 was 1,005.81. We obtained the closing levels below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical levels of the reference asset should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the reference asset will result in the return of any of your initial investment.

Supplemental Plan of Distribution

J.P. Morgan Securities Inc. will act as placement agent for the notes and will receive a fee from the Issuer that will not exceed $7.50 per $1,000 face amount of notes.  See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement.